Exhibit 99.1


           IMMEDIATE RELEASE                          February 24, 2005
           CONTACTS:
           Brent Larson,                              Tim Ryan,
           Vice President / CFO                       The Trout Group
           614 793 7500                               212 477 9007
--------------------------------------------------------------------------------

                     NEOPROBE ANNOUNCES 2004 ANNUAL RESULTS
       Conference Call Scheduled for 11:00 a.m., Friday, February 25, 2005

DUBLIN, OHIO -- February 24, 2005 -- Neoprobe Corporation (OTCBB: NEOP) today announced financial results for the fourth quarter of 2004 and for the full year that ended December 31, 2004. Results for the fourth quarter and for the full year of 2004 include the consolidated operations of Neoprobe Corporation and its wholly owned subsidiary, Cardiosonix Ltd. For the fourth quarter of 2004, Neoprobe had a net loss of $2.3 million (including total non-cash expenses of $1.6 million) or $0.04 per share. For fiscal year 2004, Neoprobe incurred a net loss of $3.5 million (including total non-cash expenses of $2.3 million) or $0.06 per share.

For the year 2004, Neoprobe reported total revenues of $6.0 million compared to $6.5 million in the prior year. Gross profit for 2004 increased $223,000 or 7% in 2004 as compared to 2003 despite the 9% decline in total revenue over the same periods. However, license and other revenues for 2003 included the recognition of $800,000 in non-cash license revenue and $145,000 in reimbursed research and development whereas license and other revenues for 2004 included only $600,000 of non-cash license revenue. Excluding license and other revenue, gross profit on net sales of our medical devices increased $568,000 or 23% over the prior year despite the decline in sales. For the fourth quarter of 2004, Neoprobe reported total revenues of $1.3 million compared to $1.9 million for the fourth quarter of 2003.

The improvement in gross profit in 2004 is a reflection of our ongoing strategy to innovate and leverage off our medical device businesses as we invest in the potential of our radiopharmaceutical development initiatives, Lymphoseek(TM) and RIGScan(R) CR. Overall, Neoprobe's research and development expenses for 2004 increased to $2.5 million compared to $1.9 million in 2003 due primarily to the $440,000 in incremental costs incurred in 2004 related to our radiopharmaceutical initiatives as compared to 2003. General and administrative expenses remained steady at $3.2 million for 2004 compared to $3.1 million for 2003.

"Our gamma device line continues to show strong revenue performance and the 23% improvement in our device product margins reinforces the underlying importance of this product line to our business plan. We expect the positive results from our gamma device line to be supplemented in the near future by sales of our Quantix/OR(TM) blood flow measurement device based on the recent receipt of marketing clearances for the device in the U.S. and the European Union," said David Bupp, Neoprobe's President and CEO. "The financial strength we have gained from our recent financing, coupled with the revenue generation capabilities of our medical device businesses, has provided us with the financial foundation to invest in promising technologies and support the achievement of our goals over the next few years. We believe Neoprobe is now in a position to maximize its business potential," Bupp added.

The net loss for the fourth quarter and for the year included $1.3 million in non-cash interest expense resulting from the accounting treatment for the private placement we completed in December 2004. Current generally accepted accounting principles require that the warrants issued in connection with the placement be classified as a liability due to provisions contained in the securities purchase agreement. As a liability, the warrants are considered a

                                    - more -
derivative instrument that must be periodically "marked to market" on our balance sheet. Because the value of our stock increased $0.19 per share between the closing date of the financing on December 14, 2004 and December 31, 2004, our year end, the effect of marking the warrant liability to market resulted in an additional $1.2 million of non-cash expense during the fourth quarter of 2004. Subsequent to December 31, 2004, the Company and the investor have confirmed in writing their intention that the penalty provisions which led to this accounting treatment were intended to apply only to the $8.1 million principal balance of the promissory notes and underlying conversion shares and not to the warrant shares. As such, the Company intends to reclassify the estimated fair value of the warrant liability to additional paid in capital during the first quarter of 2005.

Neoprobe's President and CEO, David Bupp, and Vice President and CFO, Brent Larson, will provide a business update and discuss the Company's 2004 results via a conference call scheduled for 11:00 AM EST tomorrow, Friday, February 25, 2005. Participants may dial-in by calling 1-888-823-7457 from the United States and Canada or by calling 1-973-582-2718 internationally. A replay of the call will be available for one week by calling 1-877-519-4471 (PIN# 5754372) from the United States and Canada or by calling 1-973-341-3080 internationally.

About Neoprobe

Neoprobe develops and provides innovative surgical and diagnostic products that enhance patient care by meeting the critical decision making needs of healthcare professionals. Neoprobe currently markets the neo2000(R) line of gamma detection systems that are widely used by cancer surgeons for intraoperative lymphatic mapping. Neoprobe is also in the process of commercializing the Quantix(R) line of blood flow measurement products developed by its subsidiary, Cardiosonix Ltd., that are designed to be used by cardiovascular surgeons, neurosurgeons and critical care physicians. In addition, Neoprobe holds significant interests in the development of related biomedical systems and agents including Lymphoseek(TM) and RIGScan(R) CR. Lymphoseek is an investigational drug being developed as a lymphatic tracing agent in conjunction with the University of California, San Diego. The RIGS(R) system is an investigational technology that combines the Company's gamma detection device technology with a proprietary disease-specific radiolabeled cancer targeting agent, and a patented surgical method to get real-time information to locate tumor deposits that may not be detectable by conventional methods. Before surgery, a cancer patient is injected with one of the targeting agents, which circulates throughout the patient's body and binds specifically to cancer cell antigens or receptors. Concentrations of the targeting agent are then located during surgery by the company's gamma-detection instrument, which emits an audible tone to direct the surgeon to targeted tissue. The Company's strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.

Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company's plans and strategies, expectations for future financial performance, new and existing products and technologies,anticipated clinical and regulatory pathways, and markets for the Company's products are forward-looking statements. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements that speak only as of the date hereof. Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company's continuing operating losses, uncertainty of market acceptance of its product, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company's most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

NEOPROBE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                     December 31,   December 31,
                                                        2004            2003
                                                     (unaudited)
                                                     -----------    ------------
Assets:

Cash and cash equivalents                            $ 9,842,658     $ 1,588,760
Other current assets                                   1,594,286       2,462,575
Intangible assets, net                                 2,519,109       2,935,515
Other non-current assets                               1,409,842         398,192
                                                     -----------     -----------

Total assets                                         $15,365,895     $ 7,385,042
                                                     ===========     ===========


Liabilities and stockholders' equity:

Current liabilities                                  $ 1,009,936     $ 1,540,998
Notes payable, net of discount                         5,491,494              --
Warrant liability                                      2,560,307              --
Other liabilities                                        140,328         585,099
Stockholders' equity                                   6,163,830       5,258,945
                                                     -----------     -----------

Total liabilities and stockholders' equity           $15,365,895     $ 7,385,042
                                                     ===========     ===========

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Three Months Ended            Twelve Months Ended
                                         December 31,    December 31,    December 31,    December 31,
                                             2004            2003            2004            2003
                                         (unaudited)      (unaudited)    (unaudited)
                                         ------------    ------------    ------------    ------------
Revenues:
   Net sales                             $  1,253,961    $  1,695,620    $  5,352,640    $  5,564,275
   License revenue and other                       --         200,000         600,000         945,633
                                         ------------    ------------    ------------    ------------
      Total revenues                        1,253,961       1,895,620       5,952,640       6,509,908
                                         ------------    ------------    ------------    ------------

Cost of goods sold                            652,841       1,012,731       2,344,925       3,124,978
                                         ------------    ------------    ------------    ------------

Gross profit                                  601,120         882,889       3,607,715       3,384,930
                                         ------------    ------------    ------------    ------------

Operating expenses:
   Research and development                   687,490         528,243       2,453,755       1,893,520
   Selling, general and administrative        791,118         871,842       3,153,059       3,102,535
                                         ------------    ------------    ------------    ------------
      Total operating expenses              1,478,608       1,400,085       5,606,814       4,996,055
                                         ------------    ------------    ------------    ------------

Loss from operations                         (877,488)       (517,196)     (1,999,099)     (1,611,125)
Increase in warrant liability              (1,245,307)             --      (1,245,307)             --
Other (expenses) income, net                 (161,019)        (64,745)       (296,616)       (187,870)
                                         ------------    ------------    ------------    ------------

Net loss                                 $ (2,283,814)   $   (581,941)   $ (3,541,022)   $ (1,798,995)
                                         ============    ============    ============    ============

Loss per common share:
   Basic                                 $      (0.04)   $      (0.01)   $      (0.06)   $      (0.04)
   Diluted                               $      (0.04)   $      (0.01)   $      (0.06)   $      (0.04)

Weighted average shares outstanding:
   Basic                                   58,171,908      45,925,972      56,763,710      40,337,679
   Diluted                                 58,171,908      45,925,972      56,763,710      40,337,679